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TRANSKARYOTIC THERAPIES INC.

                                                              [LOGO: TKT]



                              EMPLOYMENT AGREEMENT
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     AGREEMENT, dated as of July 1, 1996, between Transkaryotic Therapies, Inc., a Delaware corporation (the "Company"), and Kurt Christian Gunter, M.D. (the "Executive").

     1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions herein set forth.

     2. DUTIES. The Executive shall be engaged as a full-time employee to act as the Company's Vice President, Clinical and Regulatory Affairs, and shall report to the Company's Founder and Chief Executive Officer. The Executive shall perform the duties consistent with such position as the Founder and Chief Executive Officer shall from time to time designate. The Executive shall devote his entire time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that, in the judgment of the Company, may conflict with the proper performance of the Executive's duties under this Agreement. Notwithstanding the foregoing,
(a) with respect to businesses which do not compete with the Company, the Executive may invest his personal or family assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, and (b) the Executive may purchase securities in any corporation whose securities are regularly traded in recognized securities markets, provided that such investments shall not result in his collectively owning beneficially at any time one per cent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company.

     3. COMPENSATION.

     (a) BASE SALARY. For services rendered under this Agreement, the Company shall pay the Executive an annual salary of $150,000 (the "Base Salary"), payable (after deduction of applicable withholding for federal and state income and payroll taxes) in equal semi-monthly installments. For the period of time that the Executive performs his duties from the Maryland address (July 1, 1996 to August 26, 1996) the Company shall pay the Executive at the rate of one-half of the Base Salary after deduction of applicable withholding for taxes. The Company may review the Executive's compensation annually and make such increases to the Base Salary as the Company determines are merited, based upon the Executive's performance and consistent with the Company's compensation policies as established by



      195 ALBANY STREET, CAMBRIDGE, MA 02139 617 349-0200 FAX 617 491-7903


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     the Compensation Committee of the Company's Board of Directors. Any such increase in annual Base Salary shall be communicated to the Executive shortly after the January meeting of the Board of Directors and shall be made effective on the first day of January each year.

     (b) SIGN-ON BONUS. Upon commencement of duties the Company shall promptly pay to the Executive a sign-on bonus of $10,000, payable after deduction of applicable withholding for federal and state income and payroll taxes.

     (c) BONUS. The Executive shall receive a guaranteed bonus of $25,000, without reference to achievement of any established performance goals, for the remainder of the calendar year of 1996. This bonus shall be payable (after deduction of applicable withholdings for taxes) at the same date as performance bonuses are paid to other executives of the Company. At least thirty (30) days prior to each subsequent calendar year under this Agreement, the Company shall establish objective performance goals for the Executive for such calendar year. Upon the attainment of such performance goals, but subject to the overall performance of the Company during such year, the Executive may be entitled to a bonus, as determined by the Compensation Committee of the Company's Board of Directors. Within thirty
     (30) days after the close of each such calendar year, the Company shall evaluate the attainment of the performance goals for such calendar year and determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be payable within ninety (90) days after the calendar year to which it relates.

     (d) FRINGE BENEFITS. In addition to Base Salary and Bonus payments under Sections 3(a), (b) and (c) above, the Executive shall be eligible for and participate in such fringe benefits, in accordance with the terms of each such benefit, as shall be generally provided to executives of the Company, including incentive compensation, the Company's 401(k) Plan, health and dental insurance, and any retirement programs, stock options plans or employee stock purchase plans which may be adopted from time to time during the term hereof by the Company. Nothing herein contained shall be deemed to preclude the Company from granting such additional compensation or benefits to the Executive as it shall in its sole discretion determine.

     (e) STOCK OPTIONS. Upon authorization by the Company's Board of Directors or Compensation Committee, the Company will promptly grant the Executive under the Company's 1993 Long-Term Incentive Plan (the "Plan") a nonstatutory stock option to purchase an aggregate of fifty thousand (50,000) shares of the Common Stock of the Company, par value $.01 per share, at a purchase price of one cent ($0.01) per share. Such option will vest annually for a period of six (6) years in installments of 8,333 shares

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     each, with any remaining shares vesting on the sixth anniversary hereof.
     Such option shall be exercisable during the ten (10) year period following its date of vesting and shall be subject to all the terms and conditions of the Plan and the Company's standard form of Stock Option Agreement, copies of which have been delivered to the Executive separately.

     4. SICK LEAVE AND VACATION. During the term of this Agreement, the Executive shall be entitled to sick leave and annual vacation consistent with the Company's customary sick leave and vacation policies; the latter providing for vacation of ten (10) days in the first twelve (12) months of employment, and fifteen (15) days in subsequent annual periods from July 1.

     5. EXPENSES.

     (a) GENERAL. During the term of this Agreement, the Company shall reimburse the Executive in accordance with the Company's customary policies for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement upon the Executive's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

     (b) RELOCATION EXPENSES. The Company shall pay to the Executive a $50,000 lump sum amount (net after applicable withholding and payroll taxes) which may be applied to the costs of purchasing a home in the greater Boston area. In addition, the Company will reimburse the Executive, or pay directly, the costs of (1) two house-hunting trips to the greater Boston area; (2) the Executive's reasonable, out-of-pocket moving expenses relating to his relocation from Maryland to the greater Boston area, and
     (3) the reasonable, out-of-pocket expense of staying up to two weeks at a hotel in the greater Boston area. Reimbursement of expenses by the Company hereunder will be made upon the Executive's presentation of an itemized accounting of such expenses with reasonable supporting data.

     (c) EXISTING MORTGAGE EXPENSES AND CLOSING EXPENSES. The Company shall reimburse the Executive for payment on his current mortgage for six (6) months or for the period until sale of his existing home in Maryland, whichever is earlier. In addition, the Company will reimburse the Executive for closing costs (including broker's commission) associated with the sale of that house.

     Reimbursements or payments of costs for the Executive for items 5(b) and
     (c), to the extent they are reported on the Executive's W-2 forms as taxable income in accordance with Internal Revenue Service code, shall be paid "net" to the Executive (after applicable withholding for income and payroll taxes).

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     6. TERM.

     (a) The Executive's employment under this Agreement shall commence on July 1, 1996 (the "Commencement Date") and shall continue until terminated by the Company as provided in this Section 6(a) or by the Executive as provided in Section 6(c) below. The Company may, at its election, terminate the obligations of the Company under this Agreement as follows:

          (i) Upon at least sixty (60) days prior written notice if the Executive becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of six
          (6) months and is continuing at the time of such notice; or

          (ii) For "Cause" upon prior written notice of such termination to the Executive. For purposes of this Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (a) the Company's determination that the Executive has ceased or failed to substantially perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), and at least thirty (30) days prior written notice to the Executive, (b) the Executive's death,
          (c) the Company's determination that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (d) the Executive's having been convicted of a felony, or (e) the Executive's participation in activities proscribed by the provisions of Sections 2, 8 or 10 hereof or material breach of any of the other covenants herein; or

          (iii) Without Cause upon at least sixty (60) days prior written notice of such termination to the Executive.

     (b) If, within six (6) months of the date the Executive's employment hereunder commences, this Agreement is terminated for any reason (including, without limitation, termination by the Company without Cause or voluntary termination by the Executive, the Executive shall receive no severance pay. If, subsequent to such six (6) month period, this Agreement is terminated pursuant to Section 6(a)(i) above, subject to Section 10(d) below, the Executive shall receive severance pay until the fourth anniversary of the date hereof at the rate of one hundred per cent (100%) of Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Executive during such period under any Company maintained disability insurance policy or plan or under Social Security or similar laws. Such severance payments shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary. If this Agreement is terminated

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     at any time pursuant to Section 6(a)(ii) above, the Executive shall receive no severance pay. If this Agreement is terminated pursuant to Section 6(a)(iii) above more than six (6) months but within one (1) year after the date the Executive's employment hereunder commences, the Executive shall receive severance pay, for a period of six (6) months from and after such termination, equal to the Base Salary less the amount, if any, earned by the Executive during such six (6) month period, whether as salary, consulting fees, deferred payments or other direct or indirect compensation. If this Agreement is terminated pursuant to Section 6(a)(iii) above more than one (1) year after the date the Executive's employment hereunder commences, the Executive shall receive severance pay, for a period of twelve (12) months from and after such termination, equal to the Base Salary less the amount, if any, earned by the Executive during such twelve (12) month period, whether as salary, consulting fees, deferred payments or other direct or indirect compensation. During any such six (6) month or twelve (12) month period the Executive shall inform the Company from time to time, but no less often than every three (3) months, of the Executive's employment and the amount of the Executive's compensation and earnings during such period. Such severance payments (less applicable withholding and payroll taxes) shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary.

     (c) The Executive may terminate this Agreement for any reason upon at least sixty (60) days prior written notice. In the event of any such termination, the Executive shall not be entitled to any severance payments.

     7. REPRESENTATIONS. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services and other obligations contemplated herein; (b) he has, and throughout the term of this Agreement will continue to have, the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 9 hereof; and (c) he is not subject to any agreement, rule, regulation or policy of any university, research institution or other third party inconsistent with the foregoing representations.

     8. DISCLOSURE OF INFORMATION.

     (a) The Executive recognizes and acknowledges that the Company's trade secrets, know-how and proprietary processes as they may exist from time to time (including, without limitation, information regarding methods, cultures, vectors, plasmids, synthesis techniques, nucleic acid sequences, purification techniques and assay procedures) as well as the Company's confidential business plans and financial data are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive shall not, during or after the term of his employment by the

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     Company, in whole or in part, disclose such secrets, know-how, processes, business plans or financial data to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment, these restrictions shall not apply to such secrets, know-how and processes which the Executive can establish by competent proof:

               (i) were known, other than under binder of secrecy, to the Executive prior to his employment by the Company;

               (ii) were passed into the public domain prior to or after their development by or for the Company, other than through acts or omissions attributable to the Executive; or

               (iii) were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

     (b) Upon termination of his employment hereunder, the Executive shall promptly turn over to the Company all originals and copies which he may have of any of the Company's confidential information described in this
     Section 8.

     9. INTELLECTUAL PROPERTY. The Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, the entire right, title and interest of the Executive in and to all inventions, ideas, discoveries and improvements (including, without limitation, all microorganisms, strains or cultures) whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof, which arise out of research or other activities conducted by, for or under the direction of the Company, whether or not conducted at the Company's facilities, or which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company. The Executive acknowledges that all copyrightable materials developed or produced by the Executive within the scope of his employment constitute works made for hire. The Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereof. Any

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such invention, idea, discovery or improvement disclosed by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this Section 9 unless proved to have been first conceived and made following such termination.

     10. COVENANTS NOT TO COMPETE OR INTERFERE.

     (a) Subject to Section 10(b) below, during the term of this Agreement and the period ending twenty-four (24) months from and after the termination of the Executive's employment hereunder, the Executive shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the development of gene therapy and/or gene targeting and/or gene isolation methods and/or the sale of products or rendering of services related to gene therapy and/or gene targeting and/or gene isolation and/or to any other activities which directly compete with the Company's business activities. This Agreement shall not be construed to restrict the Executive's right to be employed as a faculty member of any university or employee of any nonprofit agency or foundation after any termination of this Agreement where this covenant not to compete shall continue to be in effect. During the period in which this covenant not to compete is in effect the Executive also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant, research partner or investor of the Company.

     (b) If this Agreement is terminated by the Company pursuant to Section 6(a)(iii) above, the provisions of the first sentence of Section 10(a) shall apply until twelve (12) months from and after such termination.

     (c) It is the desire and intent of the parties that the provisions of this
     Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular Subsection or portion of this
     Section 10 shall be adjudicated to be invalid or unenforceable, this
     Section 10 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

     (d) In the event of any breach of the provisions of this Section 10 by the Executive, any and all rights of the Executive to receive severance payments under Section 6(b) above shall automatically terminate.

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     11. INJUNCTIVE RELIEF. If there is a breach or threatened breach of the provisions of Section 8, 9 or 10 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     12. INSURANCE. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

     13. NOTICES. Any notice required or permitted to be given under this Agreement to the Executive shall be sufficient if in writing and if sent by certified or registered mail to his residence, or in the case of the Company, to Transkaryotic Therapies, Inc., 195 Albany Street, Cambridge, MA 02139,
Attention: Chief Executive Officer, or to such other offices or addresses as the Company shall designate from time to time in writing to the Executive. Any such notice shall be effective on the earlier of (a) the date on which it is personally delivered or (b) three (3) days after it is deposited in the United States mails, postage prepaid.

     14. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

     16. ASSIGNMENT. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company. This agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                          TRANSKARYOTIC THERAPIES, INC.

                          By: /s/ Richard F Selden, M.D., Ph.D.
                             -----------------------------------
                             Richard F Selden, M.D., Ph.D.
                             Founder and Chief Executive
                             Officer


                             /s/ Kurt C. Gunter, M.D.
                             ---------------------------------
                             Kurt Christian Gunter, M.D.




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